Exhibit 99.9

Bolsa de Barcelona

CONSENT

a)	We hereby consent to (i) the use in this Registration Statement on Form F-4 of our certificate dated February 7, 2006 (the “Certificate”) relating to the Gas Natural SDG, S.A. share capital increase to be executed in relation to the Tender Offer launched by Gas Natural SDG, S.A. over Endesa, S.A., issued for the exclusive effects and as required by the Barcelona Commercial Registry on date November 22, 2005, in accordance with article 38 of the Spanish Public Companies Act (RD 1564/1989, of December 22, Ley de Sociedades Anónimas, “Spanish Public Companies Act”) and article 133 of the Spanish Commercial Registry Rules (RD 1784/1996, of July 19, Reglamenlo del Registro Mercantil, “Spanish Commercial Registry Rules”), and (ii) the references to us and to the Certificate in such Registration Statement on Form F-4 in the form and in the context set forth therein.

b)	In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder or any other rule of any nature.

SOCIEDAD RECTORA DE LA BOLSA DE VALORES DE BARCELONA, S.A.U.

By:	/s/ José Maria Antúnez
Name: José Maria Antúnez
Title: General Manager

February 28, 2006